MILLER ENERGY ANNOUNCES CHANGE TO
ITS BOARD OF DIRECTORS

HOUSTON, TX - (June 18, 2015) - Miller Energy Resources, Inc. (NYSE: MILL) (“Miller Energy” or the “Company”) announced that Charles M. Stivers has resigned his position as a member of Miller Energy’s Board of Directors (the “Board”) for reasons unrelated to the Company or its business. Mr. Stivers served a member of the Board since 2004. His resignation will take effect immediately.

About Miller Energy Resources
Miller Energy Resources, Inc. is an oil and natural gas production company focused on Alaska. The Company has a substantial acreage, reserve, and resource position in the State, significant midstream and rig infrastructure to support production, and 100% working interest in and operatorship of most of its assets. Miller Energy has two over-arching objectives: first, to be a long-term participant in the State’s E&P industry and in responsibly developing Alaska’s oil and gas resources; second, as the only public pure-play Alaska E&P, to be a straightforward vehicle for investors to participate in that development. Miller Energy manages its operations from Anchorage with additional administrative offices in the lower 48. The Company's common stock is listed on the NYSE under the symbol MILL. More information on Miller Energy can be found at www.millerenergyresources.com.
Investor Relations Contact

Derek Gradwell
SVP Natural Resources
MZ Group North America
Phone: 512-270-6990
Email: dgradwell@mzgroup.us
Web: www.mzgroup.us